Affinity Bancshares, Inc.

Announces First Quarter 2026

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the “Bank”), today announced net income of $2.3 million for the three months ended March 31, 2026, as compared to $1.8 million for the three months ended March 31, 2025.

	At or for the three months ended,
Performance Ratios:	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net income (in thousands)	$2,284	$2,132	$2,217	$2,152	$1,831
Diluted earnings per share	0.36	0.34	0.34	0.33	0.28
Operating income (1)	2,284	2,510	2,389	2,316	1,996
Adjusted diluted earnings per share (1)	0.36	0.40	0.37	0.36	0.30
Common book value per share	21.24	20.84	20.25	19.66	19.25
Tangible book value per share (1)	18.30	17.89	17.34	16.80	16.40
Total assets (in thousands)	924,677	881,697	925,221	933,799	912,496
Return on average assets	1.00%	0.92%	0.94%	0.94%	0.83%
Return on average equity	7.19%	6.69%	7.03%	7.01%	5.68%
Equity to assets	14.00%	14.41%	13.55%	13.29%	13.40%
Tangible equity to tangible assets (1)	12.29%	12.62%	11.83%	11.58%	11.65%
Net interest margin	3.50%	3.77%	3.49%	3.57%	3.52%
Efficiency ratio	64.25%	63.55%	64.96%	65.72%	68.55%
(1) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Net Income

•
Net income was $2.3 million for three months ended March 31, 2026 as compared to $1.8 million for the three months ended March 31, 2025, as a result of an increase in net interest income along with a decrease in noninterest expenses.
•
Operating income for the three months ended March 31, 2026 was $2.3 million as compared to $2.0 million for the three months ended March 31, 2025.

Results of Operations

•
Net interest income was $7.6 million for the three months ended March 31, 2026 compared to $7.3 million for the three months ended March 31, 2025. The increase was due to an increase in interest income on loans and interest-earning deposits offset by an increases in deposit costs and a decrease in interest income on investment securities.
•
Net interest margin for the three months ended March 31, 2026 decreased two basis points to 3.50% from 3.52% for the three months ended March 31, 2025.
•
Noninterest income increased $71,000 to $552,000 for the three months ended March 31, 2026, primarily due to higher service charges on deposit accounts and loan related fees from indirect auto.
•
Non-interest expense decreased $143,000 to $5.2 million for the three months ended March 31, 2026 compared to the 2025 period, due mainly to a decrease in salaries and employee benefits.

Financial Condition

•
Total assets increased $43.0 million to $924.7 million at March 31, 2026 from $881.7 million at December 31, 2025, as we experienced loan growth and an increase in interest earning deposits which was funded from growth in our deposits.
•
Total gross loans increased $9.1 million to $751.8 million at March 31, 2026 from $742.7 million at December 31, 2025. The increase was due to steady loan demand in commercial and industrial, and construction loans.
•
Non-owner occupied office loans totaled $39.6 million at March 31, 2026; the average LTV on these loans was 44.0%, including
o
$15.2 million medical/dental tenants and
o
$24.6 million to other various tenants.
•
Investment securities available-for-sale unrealized losses were $3.8 million, net of tax.
•
Cash and cash equivalents increased $35.5 million to $89.4 million at March 31, 2026 from $53.9 million at December 31, 2025, due to an increase in deposits.
•
Deposits increased by $39.3 million to $734.3 million at March 31, 2026 compared to $695.0 million at December 31, 2025, with a $41.1 million net increase in demand deposits offset by $1.9 million decrease in certificates of deposit.
•
Equity increased $2.4 million to $129.5 million at March 31, 2026 from $127.0 million at December 31, 2025 from earnings of $2.3 million offset partially by unrealized loss on available for sale securities of $148,000, net of tax.

Asset Quality

•
Non-performing loans decreased to $3.5 million at March 31, 2026 from $3.6 million at December 31, 2025.
•
The allowance for credit losses as a percentage of non-performing loans was 251.8% at March 31, 2026, as compared to 251.9% at December 31, 2025.
•
The allowance for credit losses to total loans increased to 1.18% at March 31, 2026 from 1.21% at December 31, 2025.
•
Net loan recoveries were $105,000 for the three months ended March 31, 2026, as compared to net loan charge-offs of $89,000 for the three months ended March 31, 2025.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; changes in the value of our goodwill and other intangible assets; the effects of an extended U.S. Government shutdown; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.

Average Balance Sheets

The following table sets forth average balance sheets, average annualized yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended March 31,
	2026			2025
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$747,245	$11,138	6.04%	$713,878	$10,648	6.05%
Investment securities held-to-maturity	—	—	—	27,313	421	6.25%
Investment securities available-for-sale	38,313	372	3.94%	38,188	324	3.44%
Interest-earning deposits and federal funds	85,389	746	3.54%	59,305	615	4.21%
Other investments	6,272	93	6.01%	6,185	97	6.36%
Total interest-earning assets	877,219	12,349	5.71%	844,869	12,105	5.81%
Non-interest-earning assets	46,265			48,093
Total assets	$923,484			$892,962

Interest-bearing liabilities:
Interest-bearing checking accounts	$90,211	$112	0.50%	$81,598	$84	0.42%
Money market accounts	162,882	1,126	2.80%	156,548	1,163	3.01%
Savings accounts	99,924	730	2.96%	79,222	555	2.84%
Certificates of deposit	238,697	2,314	3.93%	238,904	2,444	4.15%
Total interest-bearing deposits	591,714	4,282	2.93%	556,272	4,246	3.10%
FHLB advances and other borrowings	54,000	502	3.77%	54,856	522	3.86%
Total interest-bearing liabilities	645,714	4,784	3.00%	611,128	4,768	3.16%
Non-interest-bearing liabilities	148,861			151,121
Total liabilities	794,575			762,249
Total stockholders' equity	128,909			130,713
Total liabilities and stockholders' equity	$923,484			$892,962
Net interest rate spread			2.70%			2.65%
Net interest income		$7,565			$7,337
Net interest margin			3.50%			3.52%

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

(unaudited)

	March 31, 2026	December 31, 2025
	(Dollars in thousands except per share amounts)
Assets
Cash and due from banks	$5,561	$6,924
Interest-earning deposits in other depository institutions	83,791	46,926
Cash and cash equivalents	89,352	53,850
Investment securities available-for-sale	37,286	38,759
Other investments	6,284	6,264
Loans	751,757	742,682
Allowance for credit loss on loans	(8,889)	(8,994)
Net loans	742,868	733,688
Premises and equipment, net	2,700	2,836
Bank owned life insurance	17,279	17,161
Intangible assets	17,936	17,984
Other assets	10,972	11,155
Total assets	$924,677	$881,697

Liabilities and Stockholders' Equity

Liabilities:
Non-interest-bearing checking	$151,055	$132,796
Interest-bearing checking	87,038	82,612
Money market accounts	170,051	157,439
Savings accounts	102,873	96,981
Certificates of deposit	223,320	225,177
Total deposits	734,337	695,005
Federal Home Loan Bank advances and other borrowings	54,000	54,000
Accrued interest payable and other liabilities	6,876	5,673
Total liabilities	795,213	754,678
Stockholders' equity:
Common stock (par value $0.01 per share, 40,000,000 shares authorized; 6,094,885 issued and outstanding at March 31, 2026 and 6,095,631 issued and outstanding at December 31, 2025)	61	61
Preferred stock (10,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	58,320	58,069
Unearned ESOP shares	(3,512)	(3,570)
Retained earnings	78,395	76,111
Accumulated other comprehensive loss	(3,800)	(3,652)
Total stockholders' equity	129,464	127,019
Total liabilities and stockholders' equity	$924,677	$881,697

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

(unaudited)

	Three Months Ended March 31,
	2026	2025
	(Dollars in thousands except per share amounts)
Interest income:
Loans, including fees	$11,138	$10,648
Investment securities	465	842
Interest-earning deposits	746	615
Total interest income	12,349	12,105
Interest expense:
Deposits	4,282	4,246
FHLB advances and other borrowings	502	522
Total interest expense	4,784	4,768
Net interest income before provision for credit losses	7,565	7,337
Provision for credit losses	(100)	50
Net interest income after provision for credit losses	7,665	7,287
Noninterest income:
Service charges on deposit accounts	346	316
Other	206	165
Total noninterest income	552	481
Noninterest expenses:
Salaries and employee benefits	3,018	3,359
Occupancy	544	605
Data processing	584	543
Other	1,069	852
Total noninterest expenses	5,215	5,359
Income before income taxes	3,002	2,409
Income tax expense	718	578
Net income	$2,284	$1,831
Weighted average common shares outstanding
Basic	6,095,117	6,405,702
Diluted	6,297,092	6,547,817
Basic earnings per share	$0.37	$0.29
Diluted earnings per share	$0.36	$0.28

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes the following information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation tables below for details on the earnings impact of these items.

	For the Three Months Ended
Non-GAAP Reconciliation	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Operating net income reconciliation
Net income (GAAP)	$2,284	$2,132	$2,217	$2,152	$1,831
Net loss on securities available for sale and held to maturity	—	260	—	—	—
ESOP Compensation expense related to dividend	—	225	220	210	211
Income tax expense	—	(107)	(48)	(46)	(46)
Operating net income	$2,284	$2,510	$2,389	$2,316	$1,996
Weighted average diluted shares	6,297,092	6,322,749	6,427,697	6,457,397	6,547,817
Adjusted diluted earnings per share	$0.36	$0.40	$0.37	$0.36	$0.30
Tangible book value per common share reconciliation
Book Value per common share (GAAP)	$21.24	$20.84	$20.25	$19.66	$19.25
Effect of goodwill and other intangibles	(2.94)	(2.95)	(2.91)	(2.86)	(2.85)
Tangible book value per common share	$18.30	$17.89	$17.34	$16.80	$16.40
Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	14.00%	14.41%	13.55%	13.29%	13.40%
Effect of goodwill and other intangibles	(1.71)%	(1.79)%	(1.72)%	(1.71)%	(1.75)%
Tangible equity to tangible assets (1)	12.29%	12.62%	11.83%	11.58%	11.65%
(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.